Exhibit 99.1

OMNICARE ANNOUNCES EXCHANGE TRANSACTIONS IN CONNECTION WITH ITS 3.75% CONVERTIBLE SENIOR SUBORDINATED NOTES

COVINGTON, Ky., March 29, 2012 — Omnicare, Inc. (NYSE: OCR) — The Company has entered into separate, privately negotiated exchange agreements under which it will retire $ 256.946 million in aggregate principal amount of its outstanding 3.75% Convertible Senior Subordinated Notes due 2025 (the “Existing Notes”) in exchange for its issuance of $390 million in aggregate principal amount of new 3.75% Convertible Senior Subordinated Notes due 2042 (the “New Notes”). Following these transactions, $318.054 million in principal amount of the Existing Notes will remain outstanding.

The New Notes mature in 2042 and will pay interest semiannually at a rate of 3.75% per year. Commencing with the interest period beginning April 1, 2020, the New Notes will also pay contingent interest under certain circumstances based on their then current trading price. The New Notes will be convertible, upon certain circumstances, into cash and, if applicable, shares of Omnicare common stock. The New Notes have an initial conversion rate of 24.09639 shares of common stock per $1,000 original principal amount of notes (subject to adjustment in certain events). This is equivalent to an initial conversion price of approximately $41.50 per share, representing a 22.3 percent premium over the $33.94 closing price of the Company’s common stock on the New York Stock Exchange on March 28, 2012.

The Company has the right to redeem the New Notes on or before April 1, 2016 by paying a coupon make-whole amount plus accrued but unpaid interest, and after April 1, 2016 at par plus accrued but unpaid interest.

In connection with the issuance of the New Notes, the Company also entered into capped call transactions with a counterparty. The capped calls are subject to adjustment or termination upon the occurrence of specified events affecting the Company. The capped call transactions are intended to reduce potential dilution upon conversion of the New Notes.

In connection with establishing their initial hedge of the capped call transactions, Omnicare expects that the counterparty will enter into various open market purchases of, or over-the-counter derivative transactions with respect to, Omnicare’s common stock concurrently with, or shortly after, the pricing of the New Notes. These activities could cause the trading price of Omnicare’s common stock at the time of, or shortly after, the pricing of the New Notes to be higher than would otherwise be the case in the absence of these activities. The counterparty in these hedge transactions or their affiliates may immediately enter into various transactions with respect to the common stock or related derivative securities that could have the effect of increasing or preventing a decline in the market price per share of common stock. Additionally, such parties may subsequently modify or eliminate their hedge positions through sales of common stock or by unwinding derivatives transactions (such as during New Notes conversion settlement averaging periods) that can have the effect of reducing the market price per share of common stock.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Omnicare

Omnicare, Inc., a Fortune 400 company based in Covington, Kentucky, provides comprehensive pharmaceutical services to patients and providers across North America. As the market-leader in professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other chronic care institutions, Omnicare leverages its unparalleled clinical insight into the geriatric market along with some of the industry’s most innovative technological capabilities to the benefit of its long-term care customers. Omnicare also provides key commercialization services for the bio-pharmaceutical industry and end-of-life disease management through its Specialty Care Group. For more information, visit www.omnicare.com.

Forward-looking Statements

In addition to historical information, this report contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. The most significant of such risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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Contact:

Patrick C. Lee

(859) 392-3444

patrick.lee@omnicare.com